                                                                     Exhibit 2.1



                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT


                                    BETWEEN


                               MEMRY CORPORATION

                                      AND

                              RAYCHEM CORPORATION



                                  May 10, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                           PAGE
                                                           ----

     1.   Definitions.....................................   1
     2.   Basic Transaction...............................  11
          (a)    Purchase and Sale of Acquired Assets.....  11
          (b)    Assignment of Assigned Assets............  11
          (c)    Limited Assumption of Liabilities........  11
          (d)    Non-exclusive License....................  11
          (e)    Purchase Price...........................  11
          (f)    Inventory Adjustment.....................  12
          (g)    The Closing..............................  13
          (h)    Deliveries at the Closing................  13
          (i)    Allocation...............................  14
          (j)    Transfer Taxes...........................  14
          (k)    Retention of Shared Intellectual Property  14
     3.   Representations and Warranties of the Seller....  15
          (a)    Organization of the Seller...............  15
          (b)    Authorization of Transaction.............  15
          (c)    Noncontravention.........................  15
          (d)    Brokers' Fees............................  16
          (e)    Title to Assets..........................  16
          (f)    Legal Compliance.........................  16
          (h)    Tax Matters..............................  17
          (i)    Real Property............................  17
          (j)    Acquired Intellectual Property...........  17
          (k)    Tangible Assets..........................  18
          (l)    Inventory................................  18
          (m)    Contracts................................  18
          (n)    Litigation...............................  18
          (o)    Product Warranty and Liability...........  18
          (p)    Environment, Health and Safety...........  18
          (q)    Financial Statements.....................  19
          (r)    Employees................................  19
          (s)    Experience...............................  19
          (t)    Investment...............................  20
          (u)    Rule 144.................................  20
     4.   Representations and Warranties of the Buyer.....  20
          (a)    Organization of the Buyer................  20
          (b)    Authorization of Transaction.............  21
          (c)    Noncontravention.........................  21
          (d)    Capitalization...........................  21
          (e)    Disclosure...............................  22
          (f)    Brokers' Fees............................  22
     5.   Pre-Closing Covenants...........................  23
          (a)    General..................................  23
          (b)    Notices and Consents.....................  23
          (c)    Operation of Business....................  23
          (d)    Preservation of Business.................  23
          (e)    Full Access..............................  23
          (g)    Notice of Developments...................  24
          (h)    Exclusivity..............................  24
          (i)    Employment Matters.......................  25
     6.   Conditions to Obligation to Close...............  25

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                           PAGE
                                                           ----

          (a)  Conditions to Obligation of the Buyer......  25
          (b)  Conditions to Obligation of the Seller.....  26
     7.   Post-Closing Covenants..........................  28
          (a)  General....................................  28
          (b)  Support....................................  28
          (c)  Transition.................................  29
          (d)  Confidentiality............................  29
          (e)  Covenant Not to Compete....................  29
          (f)  Nonassignable Contracts....................  30
          (g)  Payment of Excluded Liabilities............  30
          (h)  Employment Matters.........................  30
     8.   Remedies for Breaches of This Agreement.........  32
          (a)  Survival of Representations and
               Warranties.................................  32
          (b)  Indemnification Provisions for Benefit of the
               Buyer......................................  32
          (c)  Indemnification Provisions for Benefit of the
               Seller.....................................  32
          (d)  Notice Provisions..........................  33
          (e)  Limitation on Indemnification..............  34
     9.        Termination................................  34
          (a)  Termination of Agreement...................  34
          (b)  Effect of Termination......................  35
     10.       Miscellaneous..............................  35
          (a)  Press Releases and Public Announcements;
               Securities Laws............................  35
          (b)  No Third-Party Beneficiaries...............  36
          (c)  Entire Agreement...........................  36
          (d)  Succession and Assignment..................  36
          (e)  Counterparts...............................  36
          (f)  Headings...................................  36
          (g)  Notices....................................  36
          (h)  Governing Law..............................  37
          (i)  Amendments and Waivers.....................  37
          (j)  Severability...............................  38
          (k)  Expenses...................................  38
          (l)  Construction...............................  38
          (m)  Incorporation of Exhibits and Schedules....  38
          (n)  Dispute Resolution.........................  38
          (o)  Bulk Transfer Laws.........................  39


Exhibit A-1 - Form of Warrant Certificate pursuant to
              Section 2(c)(ii)
Exhibit A-2 - Form of Warrant Certificate pursuant to
              Section 2(c)(iii)
Exhibit B   - Form of Private Label/Distribution Agreement
Exhibit C   - Principal Terms of Transitional Services Agreement
Exhibit D   - Form of Registration Rights Agreement
Exhibit E   - Form of Finder's Fee Agreement
Exhibit F-1 - Form of Tinel-Lock Lease Agreement
Exhibit F-2 - Form of Tinel-Lock Supply Agreement

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                           PAGE
                                                           ----


Exhibit F-3 - Form of Tinel-Lock License Agreement
Exhibit G     - Allocation Schedule
Exhibit H   - Form of License Agreement
Exhibit I   - Form of Medical Assets License Agreement
Exhibit J   - Seller's Severance Policy
Exhibit K   - Sublease
Exhibit L   - Accounting Procedures
Exhibit M   - Form of Buyer's Signing Press Release
Exhibit N   - Form of Series H Preferred Stock
Disclosure Schedule
Buyer's Disclosure Schedule
Schedule 7(i)

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT


     This Amended and Restated Asset Purchase Agreement entered into as of the 10th day of May, 1996, by and between Memry Corporation, a Delaware corporation (the "Buyer"), and Raychem Corporation, a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

                                R E C I T A L S
                                ---------------

     The Seller is currently engaged in the business of designing, developing, processing, manufacturing and marketing nickel-titanium alloy components, for OEM applications.

     This Agreement contemplates a transaction in which the Buyer will purchase the assets of the Seller specified herein and assume the liabilities of the Seller specified herein.

     Among other conditions to the Closing hereunder, the Parties require that the Parties enter into the Private Label Agreement pursuant to which, among other things, the Seller would act as distributor for various products of the Business upon the consummation of the transactions contemplated hereby.

     Accordingly, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   Definitions.

     "4055 Assets" means the assets listed under the heading "Clean Room and Related Assets" in Section 1 of the Disclosure Schedule.

     "Acquired Assets" means the following assets of the Seller:

     (a) the Tangible Assets,

     (b) the Inventory,

     (c) the Acquired Intellectual Property,

     (d) the 4055 Assets,

     (e) the Documents, provided that the Seller may retain a copy of the
                        --------
Documents for its own use after the Closing in connection with matters relating to the Business as conducted by the Seller prior to the Closing and in connection with the Seller's activities under the Ancillary Agreements, and

     (f) subject to Seller's rights under the Ancillary Agreements, the goodwill of the Business, provided that in the case of each of clauses (a) through (f)
                 --------
above, the Acquired Assets shall exclude the Excluded Assets, and provided further that all of the Acquired Assets are sold subject to the restrictions listed under the heading "Restrictions" in
Section 1 of the Disclosure Schedule and to the restriction set forth in Section 2(j) below.

     "Acquired Intellectual Property" means (a) the patents and patent applications listed under the heading "Patents and Patent Applications" in
Section 1 of the Disclosure Schedule, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, as well as the rights to patent invention disclosure items relating to the Acquired Intellectual Property, all rights of international priority associated with the same, the right to collect damages and have other relief for third party acts of infringement prior to the Closing and the benefits of all prepaid maintenance fees and the like, (b) all copyrightable works and all copyrights used in the Business, (c) trade secrets embodied in the Documents,
(d) know-how of the employees actually hired by the Buyer, and (e) the computer software identified under the heading "Computer Software" in Section 1 of the
Disclosure Schedule.   Intellectual Property specifically excludes trademarks,
trade names and service marks whether or not used in the Business.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses (regardless of whether such Adverse Consequences arise out of or relate to a dispute between the Parties (or an Indemnified Party) and between either of the Parties (or an Indemnified Party) and a third party); provided, however, that if
                                                      -----------------
Adverse Consequences arise out of or relate to a dispute between the Parties (or an Indemnified Party), Adverse Consequences shall not include court costs, attorneys' fees and expenses, or other expenses of litigation.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Ancillary Agreements" means the Private Label Agreement, the Transitional Services Agreement, each of the Warrants, the Registration Rights Agreement, the Finder's Fee Agreement, the Tinel-Lock(R) Agreements, the License Agreements, and the Sublease.

     "Assignable Contracts" means assignable purchase orders from U.S. Surgical Corporation, purchase orders to vendors that are open as of the Closing Date, and the Contracts that are listed under the heading "Assignable Contracts" in
Section 1 of the Disclosure Schedule.

     "Assigned Assets" means (a) the Licenses, and (b) the Assignable Contracts; provided, that in the case of each of clauses (a) and (b) above, the Assigned
- --------
Assets shall exclude the Excluded

Assets, and further provided that all of the Assigned Assets are assigned subject to the restrictions listed under the heading "Restrictions" in Section 1 of the Disclosure Schedule.

     "Assumed Liabilities" means (a) all obligations and liabilities of the Seller under the Assigned Assets (in each case exclusive of any Liability or obligation arising thereunder as a result of any breach, default or failure of the Seller to perform any covenants or obligations required to be performed by the Seller prior to the Closing Date); (b) Transfer Taxes to the extent specified in Section 2(h); and (c) all other Liabilities and obligations of the Business set forth under the heading "Assumed Liabilities" in Section 1 of the Disclosure Schedule.

     "Business" means the business currently conducted by Seller of designing, developing, processing, manufacturing and marketing nickel-titanium alloy components, but not including the business conducted with the Excluded Assets.

     "Business Day" means a day on which banks are not required or authorized to be closed in the states of California or Connecticut.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer Common Stock" means the common stock, par value $0.01 per share, of Buyer.

     "Buyer's Letter" has the meaning set forth in Section 2(e) below.

     "Buyer's Severance Contribution" has the meaning set forth in Section 7(h) below.

     "Campbell Facility" means the premises located at 4065 Campbell Avenue, Menlo Park, California, including the building and improvements thereon.

     "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP, applied on a consistent basis.

     "CII" means Connecticut Innovations, Inc.

     "Closing" has the meaning set forth in Section 2(e) below.

     "Closing Date" has the meaning set forth in Section 2(e) below.

     "Closing Inventory Value" means the value of the Seller's Inventory as of the Closing Date, determined in accordance with generally accepted accounting principles as consistently applied by the Buyer, and determined pursuant to the terms and conditions of Section 2(e) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning a Party or its business that is not already generally available to the public; provided, however, that Confidential Information shall not include any such information that is (i) already known to the recipient at the time of disclosure as evidenced by its prior written records; (ii) published or publicly known prior to or after disclosure other than through unauthorized acts or omissions of the recipient; (iii) disclosed in good faith to the recipient by a third party entitled to make such disclosure; or (iv) independently developed by or on behalf of the recipient without recourse to the disclosure herein as documented in writing.

     "Contracts" means all material purchase orders, contracts, commitments, plans, agreements, instruments, advertising arrangements (including cooperative advertising commitments), other arrangements, and understandings (written or oral), bids and proposals, including all amendments and supplements thereto, to which the Seller is a party, which relate to any Acquired Assets or Assigned Assets, and which have not been fully performed.

     "Debenture" means that certain Convertible Subordinated Debenture of the Buyer, dated December 22, 1994 to CII, in the original principal amount of $763,208, as same may be amended from time to time.

     "Debt Financing" means the indebtedness to be incurred by the Buyer to finance a portion of the Purchase Price. Buyer currently contemplates that such debt financing will be substantially in the form of a $2,000,000 term loan and $1,250,000 revolving credit line.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Documents" means the books, records, ledgers, files, documents, correspondence, lists, materials, catalogs, studies, reports, and other printed or written materials located at the Campbell Facility related to the Business; provided that the Documents shall not include any of the foregoing provided to
- --------
the Seller under the secrecy agreements identified or described under the heading "Secrecy Agreements" in Section 1 of the Disclosure Schedule, unless and until consent of the party providing such document for transfer of such document to the Buyer shall have been received; and further provided, that Documents
                                           ----------------
shall not include personnel records.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec.
3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec.
3(1).

     "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Federal Food, Drug, and Cosmetic Act, together with any and all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, cosmetics safety, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "Environmental Liabilities" means any liability arising under any Environmental, Health and Safety Laws relating to or arising out of Seller's ownership or operation of the Business on or prior to the Closing.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" means (1) the Medical Assets (2) the Tinel-Lock Assets,
(3) all trademarks, trade names and service marks of Seller, (4) all accounts receivables of Seller, (5) the assets listed under the heading "Excluded Tangible Assets" in Section 1 of the Disclosure Schedule, (6) the software packages listed under the heading "Excluded Software" in Section 1 of the Disclosure Schedule, (7) all non-severable or non-transferable assets of Seller;
(8) royalties arising from (i) that certain License Agreement dated 10/01/94 between Teledyne Wah Chang and Seller or (ii) that certain License Agreement dated 01/08/88 between The Furukawa Electric Co., Ltd. and Seller and Amendment dated September 14, 1994; and (9) all assets of Seller not specifically included in the definition of Acquired Assets or Assigned Assets. Without limiting the generality of the foregoing, the Buyer is not acquiring licenses or rights to use any intellectual property of the Seller except as specifically included in the Acquired Assets or the Assigned Assets.

     "Excluded Liabilities" and "Excluded Liability" means all Liabilities of the Seller (and any Affiliate thereof) relating to or arising out of the ownership, use or operation of the Acquired Assets, the Assigned Assets or the Business, in any case arising prior to the Closing, other than the Assumed Liabilities, including: (a) Transfer Taxes to the extent provided in Section 2(i); (b) any Liability of the Seller arising out of litigation arising prior to the Closing Date; (c) any Liabilities arising out of defects in, or damages to, persons or property arising out of defects in, Products sold or services rendered by the Seller prior to the Closing; (d) any Liability, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, post-retirement and post-employment benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of Employee Benefit Plan, agreement or plan, arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of the Seller (including any Affiliate thereof) or any other Person (other than the Buyer) for which the Seller is liable or responsible except as contemplated by Section 7(h)(ii) below; (e) any Environmental Liabilities; and
(f) the obligations of the Seller under this Agreement or the Ancillary Agreements.

     "Finder's Fee Agreement" means that certain Finder's Fee Agreement, to be dated as of the Closing Date, between the Parties, in substantially the form of EXHIBIT E, attached hereto.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Group I Employees" means the employees of the Seller engaged in the Business who will not be offered employment with the Buyer, as set forth on Part I of SCHEDULE 7(I) attached hereto; provided that the Buyer may elect, but shall not be required, to offer employment to any Group I Employee prior to the Closing Date.

     "Group II Employees" means the employees of the Seller engaged in the Business who will receive an offer to remain employed by the Seller for purposes of providing services to the Buyer pursuant to the Transitional Services Agreement for a period not to exceed six months after the Closing, as set forth on Part II of SCHEDULE 7(I) attached hereto; provided, that the Buyer may elect, but shall not be required, to offer employment to any Group II Employee prior to the end of the period for which such employee provides transitional services under the Transitional Services Agreement.

     "Group III Employees" means the employees of the Seller engaged in the Business who will be offered comparable employment with the Buyer from and after the Closing, as set forth on Part III of SCHEDULE 7(I) attached hereto.

     "Hazardous Substance" has the meaning set forth in (1) the definition of "hazardous substance" established by the Federal Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.A. Section 9601 et seq.) and
                                                                   -- ---
regulations adopted under it; (2) the definition of "hazardous waste" established by the federal Resource Conservation and Recovery Act (42 U.S.C.A.

Section 6921 et seq.) and regulations adopted under it; and (3) the definition
             -- ---
of "hazardous chemical" established by the federal Emergency Planning and Community Right-To-Know Act (42 U.S.C.A. Section 11001 et seq.) and regulations
                                                       -- ---
adopted under it.

     "Indemnified Party" has the meaning set forth in Section 8(d) below.

     "Indemnifying Party" has the meaning set forth in Section 8(d) below.

     "Intellectual Property" means all patents (together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof), patent applications, invention disclosures, trade secrets, know-how, confidential business information (including ideas, research and development, formulas, compositions, product formulations, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and related documentation, studies, and business plans), copyrights, copyrightable assets, computer software, and rights of use related to any of the foregoing.

     "Inventory" means all inventories of raw materials (including nickel-titanium alloys) and work in process of the Business wherever located, and finished goods of the Business physically located at the Campbell Facility, all as listed under the heading "Inventory" in Section 1 of the Disclosure Schedule; provided that the Inventory shall not include any inventories of raw materials or work in process located in the United Kingdom.

     "Inventory Protocol" has the meaning set forth in Section 2(e).

     "Knowledge" means the actual knowledge after reasonable investigation of any officer of Seller extensively involved in negotiation of this Agreement.

     "Lease" means that certain Industrial Park Lease dated as of April 25, 1983 by and between Frances E. Nelson and Seller, as amended by that certain First Amendment to Lease dated as of May 8, 1989 by and between Frances E. Nelson and Seller, that certain Second Amendment to Lease dated as of June 10, 1992 by and between 4065 Associates, a California partnership and successor in interest to Frances E. Nelson, and Seller, and that certain Third Amendment to Lease dated as of June 7, 1995 by and between 4065 Associates and Seller, as modified by any future consents or agreements made prior to the Closing.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "License Agreements" means the License Agreement and the Medical Assets License Agreement each to be dated the Closing Date, between the Parties, in substantially the forms attached hereto as EXHIBITS H AND I.

     "Licenses" means the licenses and sublicenses obtained with respect to the Intellectual Property listed under the heading "Licenses and Sublicenses" in
Section 1 of the Disclosure Schedule, including all rights of the Seller thereunder, remedies of the Seller against infringements thereof, and rights of the Seller to protection of interests therein under the laws of all jurisdictions, and subject to all obligations of Seller thereunder.

     "McGladrey" means McGladrey & Pullen, LLP, independent auditors of the Buyer.

     "Medical Assets" means (a) all patents (together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof), patent applications and invention disclosures listed under the heading "Excluded Medical Intellectual Property" in Section 1 of the Disclosure Schedule, (b) all trade secrets or know-how related exclusively to any article coming within the scope of any of the Excluded Medical Intellectual Property so listed, and (c) any confidential business information (including ideas, research and development, formulas, compositions, product formulations, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and related documentation, studies, and business plans) related exclusively to any article coming within the scope of any of the Intellectual Property described in clause (a) or (b) above, (d) all copyrights and copyrightable assets exclusively related to finished medical products, (e) all biocompatibility test data, and
(f) tangible manifestations of any of the foregoing.

     "Modified Severance Policy" means the Seller's Severance Policy modified such that (a) medical and dental coverage shall be provided under the Buyer's medical and dental plans and for the Buyer's premiums, and (b) no outplacement shall be provided.

     "PW" means Price Waterhouse, LLP, independent auditors of the Seller.

     "Ordinary Course of Business" means the ordinary course of business of the Business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "Permits" means all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights or authorizations obtained from governments or governmental agencies, departments or bodies.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Private Label Agreement" means the Private Label/Distribution Agreement, to be dated the Closing Date, among the Seller and the Buyer, together with all ancillary agreements, schedules and exhibits attached thereto, substantially in the form of EXHIBIT B.

     "Purchase Price" has the meaning set forth in Section 2(d) below.

     "Registration Rights Agreement" means the Registration Rights Agreement to be dated the Closing Date, between the Buyer and the Seller, in substantially the form attached hereto as EXHIBIT D.

     "Required Consents" means the consents listed under the heading "Required Consents" in Section 1 of the Disclosure Schedule.

     "Required Permits" means those Permits required to be held by Buyer upon consummation of the Closing and listed under the heading "Required Permits" in
Section 1 of the Disclosure Schedule.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, equity, option, right (including rights of first refusal), restriction on transfer or similar restriction of any nature whatsoever.

     "Seller" has the meaning set forth in the preface above.

     "Seller's Closing Inventory Statement" has the meaning set forth in Section 2(e) hereof.

     "Seller's Severance Policy" means the severance policy attached as EXHIBIT
J.

     "Severance Liability" means the liability of the Seller or the Buyer, as the case may be, to make severance payments to Group I Employees, Group II Employees and Group III Employees as agreed pursuant to Section 7(h) below.

     "Sublease" means the Sublease to be dated the Closing Date, between the Buyer and the Seller, in substantially the form attached hereto as EXHIBIT K.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tangible Assets" means the tangible personal property (including the Seller's interest in any fixtures) used in the Business and physically located at the Campbell Facility, other than the Excluded Assets, which Excluded Assets are listed under the heading "Excluded Tangible Assets" in Section 1 of the Disclosure Schedule.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 8(d) below.

     "Tinel-Lock Assets" means (i) tangible personal property subject to the Tinel-Lock Lease Agreement, (ii) books, records, drawings, ledgers, files, documents, correspondence, lists, vendor and customer lists, creative materials, catalogs, studies, reports, technical data and other material exclusively related to the development, testing, manufacture, marketing and distribution of Tinel-Lock products, (iii) Intellectual Property exclusively related to Tinel-Lock products, and (iv) Tinel-Lock finished goods inventory.

     "Tinel-Lock Agreements" means that certain Tinel-Lock Lease Agreement, Tinel-Lock Supply Agreement and Tinel-Lock License Agreement, each to be dated as of the Closing Date, between the Parties, in substantially the forms of EXHIBITS F-1, F-2 AND F-3 attached hereto.

     "Transfer Tax" means any applicable sales, transfer, use, purchase or similar Taxes resulting from the purchase and sale of the Acquired Assets pursuant to this Agreement, calculated using the net book value of the Tangible Assets as recorded on the books of the Seller at Closing.

     "Transitional Services Agreement" means the Transitional Services Agreement to be dated the Closing Date, between the Buyer and the Seller, containing substantially the terms outlined in EXHIBIT C.

     "Warrants" mean, collectively, the warrants to purchase Buyer Common Stock referred to in Section 2(d)(i) and (ii) below.

2.   Basic Transaction.

     (a) Purchase and Sale of Acquired Assets. On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 2.

     (b) Assignment of Assigned Assets. On the terms and subject to the conditions of this Agreement, the Seller agrees to assign to the Buyer, and the Buyer agrees to accept such assignment from Seller, all of the Assigned Assets at the Closing for the consideration specified below in this Section 2.

     (c) Limited Assumption of Liabilities. On the terms and subject to the conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume and shall not have any responsibility for any Excluded Liability, and Buyer shall not be deemed by anything contained in this Agreement or any related agreement or document to have assumed or become responsible for any Excluded Liability. All Excluded Liabilities shall remain the responsibility of the Seller or its Affiliates.

     (d) Non-exclusive License. Notwithstanding its transfer to Buyer of the same, the Seller shall retain a non-exclusive license, with the rights of sublicense and/or assignment, to the patents and patent applications listed in subschedule B under the heading "Patents and Patent Applications" in Section 1 of the Disclosure Schedule, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof.

     (e) Purchase Price. The Buyer agrees to pay to the Seller, at the Closing, the following consideration (the "Purchase Price"):

          (i) The Buyer agrees to pay to the Seller, at the Closing, in cash, by wire transfer or other immediately available funds, an amount equal to $4,000,000, as adjusted pursuant to Section 2(f) below;

          (ii) The Buyer shall issue and deliver to Seller a warrant to purchase up to 1,250,000 shares of the Buyer Common Stock at an exercise price equal to $2.00 per share of Buyer Common Stock, represented by a warrant certificate in substantially the form of EXHIBIT A-1; and

          (iii) The Buyer shall issue and deliver to Seller a warrant to purchase up to 1,130,000 shares of the Buyer Common

Stock, at an exercise price equal to $0.01 per share of Buyer Common Stock, represented by a warrant certificate in substantially the form of EXHIBIT A-2.

     (f)  Inventory Adjustment.

          (i) Prior to the Closing Date, the Parties shall cause PW and McGladrey to agree upon inventory procedures and systems (which shall be in accordance with GAAP as consistently applied by the Seller) (the "Inventory Protocol") to facilitate the expeditious and accurate determination of the Closing Inventory Value.

          (ii) Seller shall conduct an Inventory count as of the Closing, which shall be observed by PW and McGladrey. Not later than 15 days after the Closing Date, Seller shall prepare and deliver to the Buyer a statement (the "Seller's Closing Inventory Statement") which shall include PW's report on Inventory count and the use of the Inventory Protocol to value the Inventory.

          (iii) Within five days following receipt of the Seller's Closing Inventory Statement, Seller shall pay to Buyer the amount, if any, by which $1,100,000 exceeds the Closing Inventory Value as shown in such statement and Buyer shall pay to Seller the amount, if any, by which the Closing Inventory Value exceeds $1,100,000; provided that Buyer shall not be required to pay for any Closing Inventory Value in excess of $1,250,000. Such amounts shall be paid in cash, by wire transfer or other immediately available funds.

          (iv) Notwithstanding paragraph (iii), if within 15 days following receipt of the Seller's Closing Inventory Statement Buyer determines that Seller's Closing Inventory Statement does not accurately state the value of Seller's Inventory as determined under the Inventory Protocol, Buyer shall notify Seller in writing (the "Buyer's Letter") of its proposed adjustments, including the amount, nature and basis for the adjustments. If the Buyer does not send a Buyer's Letter to the Seller within such 15-day period, the Seller's Closing Inventory Statement shall be determinative of the Closing Inventory Value.

          (v) Within five days of Buyer's receipt of the Buyer's Letter, if any, the Parties (together with PW and McGladrey) shall confer and endeavor to resolve the adjustments, if any, which are in dispute.

          (vi) If the Parties do not confer or are unable to resolve all of the proposed adjustments in the Buyer's Letter to the mutual satisfaction of the Parties, then, within 15 days after receipt by the Seller of the Buyer's Letter, the Parties shall jointly engage Deloitte & Touche ("D&T") (or if D&T shall decline to so act, then another Big Six audit firm) to arbitrate the dispute. D&T shall be provided with a copy of this Agreement, the Inventory Protocol, the Seller's Closing Inventory Statement, and the Buyer's Letter, and shall have reasonable access to representatives of the Parties, PW and McGladrey. Not later than 10 days after its appointment, D&T shall furnish the Parties with its written determination regarding each unresolved adjustment submitted for arbitration, which determination shall be conclusive and binding upon the Parties. The award or decision of D&T shall be deemed final and may be entered and enforced in any court of competent jurisdiction. The Parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. The fees and expenses of D&T shall be borne equally by Seller and Buyer; provided, however, that each Party shall bear the costs and expenses (including all disbursements) of its own legal counsel. Section 10(g) ("Notices") shall apply to all communications made under this Section 2(f).

          (vii) Within five (5) Business Days following the date on which the Closing Inventory Value is finally determined pursuant to this Section 2(f), Seller shall pay to Buyer, or Buyer shall pay to Seller, the amount of any adjustment made from the Seller's Closing Inventory Statement.

          (viii) In preparing and reviewing the Seller's Closing Inventory Statement, Buyer's Letter and Seller's Letter, and in conducting the reviews by any Party and D&T, each Party will grant the other Party and the arbitrator all reasonable access to the records of the Seller and any work papers, including (where applicable) auditor work papers prepared with respect to the Seller's Closing Inventory Statement, Buyer's review thereof and Seller's review of the Buyer's Letter.

     (g) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller, located at 300 Constitution Drive, Menlo Park, California, or at such other location within the continental United States as the Parties shall agree, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"). The Closing Date shall occur on or before June 28, 1996. The Parties shall coordinate the Closing with the closing of the Debt Financing.

     (h) Deliveries at the Closing.  At the Closing:

          (i) the Seller will deliver to the Buyer (A) the Required Consents, and (B) the various certificates, instruments, and documents referred to in
Section 6(a) below.

          (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b);

          (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) transfer documents for the Acquired Intellectual Property in proper form for recordation with the United States Patent and Trademark Office, in a form substantially reasonably acceptable to the Parties; (B) the Private Label Agreement; (C) the Transitional Services Agreement; (D) the Registration Rights Agreement; (E) the Finder's Fee Agreement; (F) the Tinel-Lock Agreements; (G) the License Agreements; (H) the Sublease; and (I) such bills of sale and other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request in order to transfer and convey the Acquired Assets;

          (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) the Private Label Agreement; (B) the Transitional Services Agreement; (C) the Registration Rights Agreement; (D) the Finder's Fee Agreement; (E) the Tinel-Lock Agreements; (F) the License Agreements; (G) the Sublease; and (H) such other instruments of assumption as the Seller and its counsel reasonably may request;

          (v) the Buyer will deliver the Purchase Price (including the cash and the Warrants) to the Seller;

          (vi) the Buyer will deliver the Buyer's Severance Contribution to the Seller; and

          (vii) the Buyer will deliver to the Seller the amount of Transfer Taxes for which the Buyer is liable as provided in Section 2(j).

     (i) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalized costs) among the Acquired Assets and the Assigned Assets for tax purposes in accordance with the allocation schedule attached hereto as EXHIBIT G.

     (j) Transfer Taxes. The Buyer and the Seller will each pay one-half of the Transfer Taxes. The Seller shall properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Taxes, provided that where such return or other documentation is required to be filed on a joint basis, the Parties shall cooperate in the timely preparation and filing thereof. The Parties hereto shall also cooperate in providing the information required by any returns or other documentation relating to Transfer Taxes.

     (k) Retention of Shared Intellectual Property. Notwithstanding its transfer and conveyance to Buyer of the same, the Parties agree that Seller retains (I) a royalty-free, irrevocable, transferable right and license, to be used solely in conjunction with the practice of the Intellectual Property listed under the heading "Excluded Medical Intellectual Property" in the Disclosure Schedule, to utilize (a) all trade secrets or know-how related (but not exclusively related) to any practice under such Intellectual Property, and (b) any confidential business information (including ideas, research and development, formulas, compositions, product formulations, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and related documentation, studies, and business plans) related (but not exclusively) to practice under such Intellectual Property, and (II) a royalty free, irrevocable, non-transferable right and license, to be used solely in connection with the supply of Cryocon connectors and penetrators to the U.K. Ministry of Defense ("MOD") or to contractors or subcontractors for the MOD, to utilize (a) U.S. Patent No. 4,337,090, issued on June 29 and entitled "Heat Recoverable Nickel/Titanium Alloy with Improved Stability and Marketability", and all foreign patent equivalents thereof, and (b) all trade secrets and know-how necessary to manufacture such Cryocon penetrators and connectors.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in
Section 3 of the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). Section 3 of the Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Seller has all requisite power and authority, and all licenses, permits and authorizations necessary, to own, operate and lease its assets, including the Acquired Assets and the Assigned Assets and to carry on its business, including the Business. The Seller is qualified to do business and in good standing in the State of California. At the Closing, the Seller will be qualified to do business and in good standing in the State of Connecticut.

     (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. All necessary corporate proceedings (including any necessary approval by the board of directors and stockholders of the Seller) have been taken by the Seller to duly authorize the execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Seller. This Agreement constitutes, and each of the Ancillary Agreements, when executed, will constitute the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms and conditions.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions and other documents referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its certificate of incorporation or by-laws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, Contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of the Acquired Assets or Assigned Assets are subject, or result in the imposition of any Security Interest upon any of the Acquired Assets or Assigned Assets, except for accelerations, terminations, modifications, cancellations, requirements for notice or consents which would not, individually or in the aggregate, adversely affect the Business in any material respect. The Seller does not need to give any notice to, make any filings with, or obtain any permit, authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above) or the Ancillary Agreements.

     (d) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which the Buyer could become liable or obligated or which could become a Security Interest on the Acquired Assets, the Assigned Assets, or any part of the Business.

     (e) Title to Assets. The Seller has, and at the Closing will transfer to the Buyer, good and marketable title to the Acquired Assets, free and clear of any Security Interest or restriction on transfer and at the Closing will assign the Assigned Assets to the Buyer free and clear of any Security Interest or restriction on transfer, in each case other than the Restrictions listed under the heading "Restrictions" in Section 1 of the Disclosure Schedule.

     (f) Legal Compliance. In all material respects, the Seller has (since at least July 1, 1992) complied with, and is in full compliance with, all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) and all Permits with respect to the ownership, operation and use of the Acquired Assets, the Assigned Assets and the Business; provided that this representation does not apply to Environmental Health and Safety Laws, Hazardous Substances or Environmental Liabilities as to which a separate representation is made in section (p) below.

     (g)  Adequacy of Assets to Conduct the Business.   At the Closing, the
Tangible Assets and the Documents will constitute all of the material tangible assets and documents used by the Seller immediately prior to the Closing in the design, development, processing, and manufacture of nickel-titanium alloy components, other than the Excluded Assets (without regard to clause 8 of the definition thereof). Assuming that the Buyer hires appropriate employees, at the Closing the Acquired Intellectual Property will constitute all of the material Intellectual Property used by the

Seller immediately prior to the Closing in the design, development, processing, and manufacture of nickel-titanium alloy components, other than the Excluded Assets (without regard to clause 8 of the definition thereof).

     (h) Tax Matters. The Seller has filed all Tax Returns that it was required to file and has timely paid all Taxes (or properly reserved for any such Taxes not yet due and payable), the non-filing or non-payment of which, as the case may be, could result in the imposition of a Security Interest or lien upon, or the creation of a Security Interest in, or otherwise interfere in any material way with the Business or Buyer's ownership or operation of the Acquired Assets or Assigned Assets.

     (i)  Real Property.

          (i) Other than the Lease and the real property used for the 4055 Assets, the Seller does not own or lease any real property which is required to conduct the Business as contemplated by this Agreement and the Ancillary Agreements.

          (ii)  To the Seller's Knowledge, with respect to the Lease:

          (A) The Lease is, and upon execution of the Sublease will be, a legal, valid, binding and enforceable obligation of the Seller;

          (B) Neither the Seller nor the landlord is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (C)  No party to the Lease has repudiated any provision thereof;

          (D) There are no disputes, oral agreements, or forbearance programs in effect as to the Lease;

          (E) The Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Lease; and

          (F) The facilities under the Lease have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

     (j) Acquired Intellectual Property.

          (i) The Seller owns all of the Acquired Intellectual Property free and clear of any Security Interest or other restriction or claim except for restrictions listed under the heading "Restrictions" in Section 1 of the Disclosure Schedule.

          (ii) To the Seller's Knowledge, no litigation is pending or has been threatened against the Seller or any Affiliate of the Seller, for the infringement by any Acquired Asset or Assigned Asset of any Intellectual Property of any third party within the past five (5) years, nor is there any basis therefor. To the Seller's Knowledge, no third party is actually infringing any of the patents included in the Acquired Intellectual Property.

     (k) Tangible Assets. THE TANGIBLE ASSETS ARE SOLD ON AN "AS IS-WHERE IS" BASIS AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY AS TO THE MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR CONDITION OF ANY OF THE TANGIBLE ASSETS.

     (l) Inventory. All of the Inventory is for use in the Business. Appropriate reserves have been taken for obsolete, slow-moving, damaged, defective or otherwise unsalable inventory in accordance with Seller's customary practices.

     (m) Contracts. Section 3(m) of the Disclosure Schedule lists as of the date of this Agreement all Contracts (whether or not Assigned Assets) including any contract or agreement (or group of related agreements with the same party or parties) the performance of which involves consideration in excess of $25,000 per year. The Seller has delivered (or will deliver at the time of delivery of the Disclosure Schedule) to the Buyer a correct and complete copy of each Assignable Contract and each written contract listed in Section 3(m) of the Disclosure Schedule (other than purchase orders from customers that are on standard terms and other than Contracts identified as "confidential" in Section 3(m) of the Disclosure Schedule, the terms of which are described to the extent possible.) In lieu of listing and delivering any vendor purchase order, the Seller may list such vendors and the amount of committed purchase orders in the Disclosure Schedule.

     (n) Litigation. Section 3(n) of the Disclosure Schedule sets forth each instance in which the Seller is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or other governmental body relating to or arising out of the Business, the Acquired Assets or the Assigned Assets which could have a material adverse effect on the Business, the Acquired Assets or the Assigned Assets or the Seller's ability to consummate the transactions contemplated hereby.

     (o) Product Warranty and Liability. The Seller is not aware of any pending product warranty or liability claims with respect to the products sold by the Business. Section 3(o) of the Disclosure Schedule includes copies of the standard terms and conditions of sale of Seller (containing applicable guaranty, warranty, and indemnity provisions).

     (p) Environment, Health and Safety. The Seller: (i) has not violated any Environmental, Health and Safety Laws or released any

Hazardous Substance, (ii) is not aware of any events, conditions or circumstances involving Hazardous Substances, and (iii) is not aware of any claim or investigation, pending or threatened, based on or related to any Environmental, Health and Safety Laws, that, in any of the foregoing cases, the Seller could reasonably expect to form the basis of any Environmental Liabilities which would have a material adverse effect on the value or the operating condition of any Acquired Asset or Assigned Asset or otherwise have a material adverse effect on the Business.

     (q) Financial Statements. The Seller has delivered to Buyer the following financial statements (collectively, the "Financial Statements"): (i) unaudited statements of sales data and manufacturing costs, engineering expenses, and general and administrative and marketing expenses for the Business for the fiscal years ended June 30, 1994 and June 30, 1995 (the "Most Recent Fiscal Year End"), and (ii) unaudited statements of sales data and manufacturing costs, engineering expenses and general and administration and marketing expenses for the Business for the period from the Most Recent Fiscal Year End to March 31, 1996 for the Business (the "Most Recent Financial Statements"). The Financial Statements (including any notes thereto) have been prepared in good faith on a consistent basis throughout the periods covered thereby in accordance with EXHIBIT L, and are derived from the information in the Seller's COGNOS database. Since the date of such statements, there has been no material adverse change in the condition of the Business, the Acquired Assets or the Assigned Assets; including without limitation since that date:

          (i) the Seller has not sold, leased, transferred, or assigned any assets used in the Business, tangible or intangible, other than inventory sold in the Ordinary Course of Business and miscellaneous other items of property which are not material to the operation of the Business in the Ordinary Course of Business; and

          (ii) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property used in the Business involving, individually or in the aggregate, $25,000 or more.

     (r) Employees. The Seller is not a party to, or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.

     (s) Experience. With respect to the issuance of the Warrants and the Buyer Common Stock issuable upon exercise of the Warrants, the Seller has substantial experience in evaluating and investing in private placement transactions of securities and is capable of evaluating the merits and risks of the Seller's investment in the Buyer and has the capacity to protect the Seller's own interests.

     (t) Investment. The Seller is acquiring the Warrants for investment for the Seller's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Seller understands that neither the Warrants nor the Buyer Common Stock underlying the Warrants have been, nor will be, registered under the Securities Act or the securities laws of any state by reason of exemptions from the registration provisions of the Securities Act and such laws which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein. The Seller is an "Accredited Investor" as that term is defined in Rule 501(a) promulgated under the Securities Act.

     (u) Rule 144. The Seller acknowledges that the Warrants are not transferable and the Buyer Common Stock underlying the Warrants must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit the limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, (i) the existence of a public market for the shares, (ii) the availability of certain current public information about the Buyer, (iii) the resale occurring not less than two years after a party has purchased and fully paid for the shares to be sold, (iv) the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and (v) the number of shares being sold during any three-month period not exceeding specified limitations.

     (v) Access to Data. The Seller has had an opportunity to discuss the Buyer's business, management, and financial affairs with the Buyer's management and the opportunity to review the Buyer's facility, financial condition and operations. The Seller has also had an opportunity to ask questions of officers of the Buyer, which questions were answered to its satisfaction. The Seller acknowledges that it has had an opportunity to conduct its own independent due diligence investigation of the Buyer.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the Buyer's disclosure schedule accompanying this Agreement (the "Buyer
Disclosure Schedule").   The Buyer Disclosure Schedule will be arranged in
paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     (a) Organization of the Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has all requisite power and authority, and all licenses, permits, and authorizations necessary, to own, operate and lease its assets and properties and to carry on its businesses conducted by Buyer, and is qualified to do business as a foreign corporation in all jurisdictions in which the conduct of its business or the ownership of its assets requires it to be so qualified, except for jurisdictions where the failure to so qualify would not result in exposure of the business to an assessment of a Tax Liability or result in a material contract of the business or any Ancillary Agreement being rendered unenforceable.

     (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. All necessary corporate proceedings (including any necessary approval by the board of directors and stockholders of the Buyer) have been taken by the Buyer to duly authorize the execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Buyer. This Agreement constitutes, and each of the Ancillary Agreements, when executed, will constitute the valid and legally binding obligation of the Buyer, enforceable in accordance with its respective terms and conditions.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its certificate of incorporation or by-laws or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, Permit, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Buyer and the Seller to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

     (d) Capitalization. As of April 30, 1996, the Buyer's authorized capital stock consisted of (i) 25,000,000 shares of Buyer Common Stock, par value $0.01 per share, of which 8,536,641 shares (subject to downward adjustment due to the elimination of fractional shares in conjunction with the Buyer's one-for-ten reserve stock split effected on August 8, 1994) was issued and outstanding, and
(ii) 100,000 shares of Preferred Stock, par value $100.00 per share, of which 424 shares of Series G Preferred Stock are currently outstanding and with respect to which 4,240,000 shares of Buyer Common Stock have been reserved for issuance upon conversion of such Series G Preferred Stock. 3,103,187 shares of Buyer Common Stock have been reserved for issuance upon the conversion of the Buyer's issued and outstanding warrants, 954,010 shares of Buyer Common Stock have been reserved for issuance upon conversion of the Debenture, and 600,000 shares of Buyer Common Stock have been reserved for issuance pursuant to Buyer's 1995 Stock Option Plan. 532,500 options to purchase Buyer Common Stock have been granted under such stock option plan. Except as set forth in this Section 4(d) or in Section 4(d) of the Buyer Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other contractual obligations of any character or nature whatsoever, except as contemplated by this Agreement, under which the Buyer is or may be obligated to issue capital stock or other securities of any kind representing an ownership interest or contingent ownership interest in the Buyer. No holder of any security of the Buyer Subsidiaries is entitled to any preemptive or similar right to purchase securities from the Buyer, including preemptive rights with respect to the issuance of the Warrants and the issuance of the Buyer Common Stock underlying the Warrants upon the exercise thereof.

          The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all federal and state securities laws.

     (e) Disclosure.   The Buyer has delivered to the Seller copies of (i) the
Buyer's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995,
(ii) the Company's Quarterly Reports on Form 10-QSB for the three-month periods ended September 30, 1995 and December 31, 1995, and (iii) all Current Reports on Form 8-K filed with the Securities and Exchange Commission ("SEC") during 1995
                                                             ---
and 1996 (collectively, such Forms 10-KSB, 10-QSB and 8-K, as amended to date, being hereinafter referred to as its "Reports"). The Reports did not contain,
                                      -------
at the time of filing thereof with the SEC, and do not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the respective filings thereof, the Reports complied as to form in all material respects with the Exchange Act and the rules and regulations of the SEC thereunder.

     (f) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

     (g) Permits. The Buyer understands that none of the Permits of the Business are transferable and that the Buyer will need to obtain any Permits required for its operation of the Acquired Assets or the Business.

     (h) Due Diligence. The Buyer has substantial experience in conducting a business similar to that of the Business. The Buyer has had an opportunity to discuss the Business with the Seller, to review the 4065 Campbell Facilities and the Clean Room, and to inspect the Acquired Assets and the Assigned Assets. The Buyer also has had an opportunity to ask questions of the officers of the Seller and the employees of the Business, which questions were answered to its satisfaction. The Buyer has had an opportunity to conduct its own independent due diligence investigation of the Seller and the Business.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

     (a) General. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

     (b) Notices and Consents. The Seller will give any notices to third parties, and the Parties will use their commercially reasonable efforts to obtain any required third party consents. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, Permits and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. The Seller will reasonably cooperate with the Buyer in seeking the Required Permits.

     (c) Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction with respect to the Acquired Assets, the Assigned Assets or the Business which is outside the Ordinary Course of Business. Notwithstanding the foregoing, Seller shall take such action as it deems necessary with regard to pending litigation; provided that, without the consent of the Buyer, which shall not be withheld unreasonably, Seller shall not settle such litigation for terms other than the payment of money, on terms less favorable than the Seller's current settlement offer (which terms have been disclosed to the Buyer).

     (d) Preservation of Business. The Seller will use commercially reasonable efforts to keep the Acquired Assets substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees. Except as contemplated by Section 5(h) below, the Buyer will use its commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (e) Full Access. The Buyer will permit representatives of the Seller to have full access upon reasonable notice at all reasonable times to all premises, properties, personnel, books, records (including Tax records and to the extent allowed by law, personnel records), contracts and documents of or pertaining to the business, assets and properties of the Buyer. The Seller will permit representatives of the Buyer to have full access upon reasonable notice at all reasonable times to the premises and employees of the Business, and to such other premises and employees of Seller as are involved in the conduct of the Business by Seller. Requests for access to the Seller's property and employees shall be coordinated through a representative designated by the Seller.

     (f) Clean Room. Prior to the Closing, Seller will dismantle, relocate and re-assemble the 4055 Assets, at Seller's expense at a location selected by Seller, subject to the consent of Buyer, which consent shall not be unreasonably withheld.

     (g)  Notice of Developments.

     (A) Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by either Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (B) The Buyer will inform the Seller on a weekly basis of the status of financing discussions relating to the Purchase Price.

     (h) Exclusivity. Neither the Seller nor any of its Affiliates will (i) solicit any offer or enter into any negotiations concerning the sale or other disposition of all or substantially all of the Acquired Assets and the Assigned Assets or the Business to any Person other than the Buyer (including any acquisition structured as a merger, consolidation, share exchange or otherwise) or (ii) furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; provided that, at the option of the Seller, the Seller's obligations under this Section 5(h) shall terminate and be of no further force and effect if (A) the Buyer shall not have delivered to Seller on or before June 7, 1996 commitments for equity financing in the aggregate amount of at least $4 million from private investors to be invested no later than the Closing; (B) the Buyer shall not have delivered to Seller on or before June 7, 1996 either (x) a binding commitment from CII to convert the Debenture into Buyer Common Stock at the Closing, or (y) a binding commitment from CII to convert the Debenture into a combination of Buyer Common Stock and Series H Preferred Stock and a binding
                                                                 ---
commitment from holders of the Buyer's Series G Preferred Stock to convert into Buyer Common Stock shares of said Series G Preferred Stock having an aggregate liquidation value equal to not less than the amount of the Debenture being converted into Series H Preferred Stock on the terms described in Section 6(a)(viii); or (C) the Buyer shall not have delivered to Seller on or before June 15, 1996, a bank commitment letter for the Debt Financing.

     (i) Employment Matters. The Seller agrees to allow the Buyer reasonable opportunity to make presentations to those Group III Employees as the Buyer may request, and to use its commercially reasonable efforts to cause each such Group III Employee to attend such presentation.

6.   Conditions to Obligation to Close.

     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 3 above were true and correct as and when made and shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Seller shall have performed and complied in all material respects with all of its covenants hereunder to be complied with prior to the Closing;

          (iii) the Required Consents and the Required Permits shall have been received, and the Seller shall have notified the Bay Area Air Quality Management District that, with respect to Permits to Operate for plant No. 661, the operator's name is to be changed to that of Buyer;

          (iv) except as disclosed in the Disclosure Schedule, no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own or use the Acquired Assets, or to use any of them to the extent currently being used by the Seller and to otherwise operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

          (vi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

          (vii) the Buyer shall have received the Debt Financing and sufficient equity financing, each on terms and conditions reasonably satisfactory to the Buyer, for the purchase of the Acquired Assets;

          (viii) Either (a) CII shall have converted the Debenture into Buyer Common Stock in accordance with the terms thereof, or (b) both (i) CII shall have converted the Debenture into a combination of (x) Buyer Common Stock in accordance with the terms of the Debenture and (y) a new Series H Preferred Stock, par value $100 per share, of the Buyer, having the rights and preferences set forth on Exhibit N hereto (the "Series H Preferred Stock"), at a rate of $8,000 of Debenture per each share of Series H Preferred Stock, and (ii) the holders of the Buyer's outstanding Series G Preferred Stock, par value $100 per share (the "Series G Preferred Stock"), shall have converted into Buyer Common Stock shares of said Series G Preferred Stock having an aggregate liquidation value equal to not less than the amount of the Debenture being converted into Buyer's Series H Preferred Stock, in accordance with the terms of Buyer's Series G Preferred Stock.

          (ix) the Buyer shall have received long-form good standing certificates of the Seller from the Secretaries of the States of Delaware and California;

          (x) the Buyer shall have received a certificate of incorporation of the Seller, as amended through the Closing Date, Certified by the Delaware Secretary of State;

          (xi) the Buyer shall have received from the Seller a copy of the Seller's By-laws, as amended through the Closing Date, certified by the Company's Secretary or an Assistant Secretary;

          (xii) the Buyer shall have received an opinion of Heller Ehrman White & McAuliffe, counsel to the Seller, in form reasonably satisfactory to the Buyer; and

          (xiii) Seller shall have filed with the Menlo Park Fire Protection District a correct and complete application for reinstatement of a fire protection permit issued to the facility and shall have obtained from such district a fire protection permit.

          The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 4 above were true and correct as and when made and shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied in all material respects with all of its covenants hereunder to be complied with prior to the Closing;

          (iii) the Required Consents shall have been received;

          (iv) except as disclosed in the Disclosure Schedule, no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (v) the Buyer shall not have issued or reserved for issuance shares of Common Stock (or options, warrants or other securities exercisable for or convertible into Common Stock) other than (i) up to $850,000 of such securities at not less than $0.85 per share; and (ii) shares of Common Stock for a purchase price of not less than $2.00 per share; (iii) shares of Common Stock reserved for issuance as of April 30, 1996 as described in Section 4(d) above or to be issued as described in Section 4(d) of the Buyer Disclosure Schedule; (iv) options reissued with a lower exercise price under the Buyer's 1995 Stock Option Plan; and (v) reservations and issuances of shares of a new Series H Preferred Stock in a manner that would satisfy the conditions to Closing set forth in
Section 6(a)(viii) above and Section 6(b)(viii) below;.

          (vi) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(v) is satisfied in all respects;

          (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

          (viii) Either (a) CII shall have converted the Debenture into Buyer Common Stock in accordance with the terms thereof, or (b) both (i) CII shall have converted the Debenture into a combination of (x) Buyer Common Stock in accordance with the terms of the Debenture and (y) a new Series H Preferred Stock, par value $100 per share, of the Buyer, having the rights and preferences set forth on Exhibit N hereto (the "Series H Preferred Stock"), at a rate of $8,000 of Debenture per each share of Series H Preferred Stock, and (ii) the holders of the Buyer's outstanding Series G Preferred Stock, par value $100 per share (the "Series G Preferred Stock"), shall have converted into Buyer Common Stock shares of said Series G Preferred Stock having an aggregate liquidation value equal to not less than the amount of the Debenture being converted into Buyer's Series H Preferred Stock, in accordance with the terms of Buyer's Series G Preferred Stock.

          (ix) the Seller shall have received a long-form good standing certificate of the Buyer from the Secretary of the State of Delaware;

          (x) the Seller shall have received a copy of the Buyer's Certificate of Incorporation, as amended through the date hereof, certified by the Secretary of the State of Delaware; and

          (xi) the Seller shall have received from the Buyer a copy of the Buyer's By-laws, as amended through the date hereof certified by the Company's Secretary or an Assistant Secretary; and

          (xii) the Seller shall have received an opinion of Finn Dixon and Herling, counsel to the Buyer in form reasonably satisfactory to the Seller.

          The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including (i) the execution and delivery of such further instruments and documents and (ii) the preparation, execution and filing of such documents as the Buyer reasonably may request in order to duly record evidence of the assignment to, and the Buyer's ownership of the Acquired Intellectual Property) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Without limiting the foregoing or anything contained in the License Agreements or the Transitional Services Agreement, the Buyer and the Seller shall cooperate with each other and shall cause their respective representatives to cooperate with each other in any reasonable manner to ensure an orderly transition of the Acquired Assets and the Assigned Assets from the Seller to the Buyer.

     (b) Support. In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Acquired Assets or the Assigned Assets, the Seller or the Business, or (iii) any pending litigation described in the Disclosure Schedule, the other Party will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below). The Buyer agrees to keep books and records relating to its products manufactured prior to the Closing for a period of seven (7) years, and to maintain all documents purchased hereunder and relating in any way to the matters subject to the lawsuit entitled Intrinsic v. Raychem Corporation during the pendency of such
                 --------------------------------
litigation (including all appeals thereof). To the extent permitted by law, the Seller will provide reasonable access to the Buyer or transfer to Buyer the personnel records of Group III employees hired by the Buyer. The Seller agrees to maintain historical financial performance data (whether on paper or electronic medium) relating to the Business and constituting an Excluded Asset, and to provide Buyer with access thereto upon reasonable prior notice for purposes of Buyer preparing its financial statements and related information required by the Securities and Exchange Commission, for a period of 15 months from and after the Closing Date.

     (c) Transition. Except as contemplated by the Ancillary Agreements, neither the Seller nor any of its Affiliates will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, representative, supplier, or other business associate of the Business from maintaining the same business relationships with the Buyer after the Closing as is maintained with the Seller prior to the Closing.

     (d) Confidentiality. Each Party and its Affiliates will treat and hold as such all of the Confidential Information of the other Party, refrain from using any of such Confidential Information except in connection with this Agreement and the Ancillary Agreements, and deliver promptly to the other Party or destroy, at the request and option of the other Party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession (except to the extent that a Party is authorized to retain a copy pursuant to this Agreement). Notwithstanding the preceding sentence, a Party and any of its Affiliates may disclose Confidential Information to governmental agencies as required by law, rule or order; provided, however, that such Party shall use reasonable commercial efforts to obtain an order or other assurance that confidential treatment will be accorded to Confidential Information so disclosed.

     (e) Covenant Not to Compete. Except as contemplated by the Private Label Agreement and the Tinel-Lock Agreements, for a period commencing on the date hereof and ending upon the termination of the Private Label Agreement for any reason whatsoever other than breach by the Seller (the "Noncompetition Period") neither the Seller nor any of its Affiliates will engage in the Business, provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses.

          Except as otherwise contemplated by Section 7(h) hereof, for three (3) years from the Closing Date, neither the Seller nor its Affiliates shall solicit for hire, in any capacity, any person who is, or was at any time during the preceding six (6) months, an employee or officer of the Buyer or an Affiliate. Further, for one year from the Closing Date, the Buyer agrees not to hire any Group I or Group II Employee who receives severance payments from the Seller.

     (f) Nonassignable Contracts. To the extent that any Assignable Contract for which assignment to the Buyer is provided for in this Agreement is not assignable without the consent of another party or the appropriate governmental authority, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Parties shall use commercially reasonable efforts to obtain the consent of such other party or governmental authority to the assignment of any such Assignable Contract to the Buyer in all cases in which such consent is or may be required for such assignment. If such consent shall not be obtained, the Seller shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer the benefits under any such Assignable Contract. If and to the extent that such arrangement cannot be made with respect to any such Assignable Contract, the Buyer shall not have any obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding; provided, however, that the Buyer will use commercially reasonable efforts to provide products to the Seller to satisfy supply, warranty or other obligations under any such Assignable Contract.

     (g) Payment of Excluded Liabilities. The Seller shall pay when due to the appropriate party any and all Excluded Liabilities which become due and payable after the Closing.

     (h)  Employment Matters.

          (i) Except as expressly set forth above in this Agreement, Buyer shall have no obligation (A) to employ, or offer to employ, any of the employees of the Seller, (B) to adopt, assume or maintain any Employee Benefit Plan or other employment-related plan, policy, program, contract or arrangement of the Seller (all Liabilities and responsibility with respect to which shall remain with the Seller), or (C) to provide any particular type or level of wages, benefits or other terms and conditions of employment to its employees. Notwithstanding the foregoing, Buyer agrees to have health insurance in effect for the Employees of the Seller who accept employment with the Buyer as of the Closing Date.

          (ii) The Buyer agrees to pay to Seller at the Closing $350,000 ("Buyer's Severance Contribution") to be applied by the Seller to the Seller's Severance Liabilities listed below.

          (A) The Seller shall pay Severance Liability in accordance with the Seller's Severance Policy to the Group I Employees, other than any Group I Employees who are offered and accept employment with the Seller. The amount of such Severance Liability shall be applied against the Buyer's Severance Contribution.

          (B) The Seller shall pay Severance Liability in accordance with the Seller's Severance Policy to the Group II Employees, other than any Group II Employees who are offered and accept employment with the Buyer. The amount of such Severance Liability shall be applied against the Buyer's Severance Contribution.

          (C) The Buyer shall have Severance Liability for those employees of Seller who accept employment with the Buyer as follows: If the employment of any such employee is terminated not later than six months after the Closing and if Severance Liability exists for such employee, the Buyer shall pay such Severance Liability in accordance with the Modified Severance Policy giving credit for years of service with the Seller (and with any Affiliate of Seller for which said employee is entitled to service credit under Seller's Severance Policy). If any such employee's employment is terminated later than six months but not later than 12 months after the Closing and if Severance Liability exists for such employee, the Buyer shall pay such Severance Liability in accordance with the Modified Severance Policy giving credit for years of service with the Seller (and with any Affiliate of Seller for which said employee is entitled to service credit under Seller's Severance Policy); provided that not
                                                             --------
more than 39 weeks of salary need be paid. If any such employee's employment is terminated later than 12 months after the Closing and if Severance Liability exists for such employee, the Buyer shall pay such Severance Liability in accordance with its own severance policy (subject to an amendment thereto capping severance pay at 26 weeks' salary), but giving credit for years of service with the Seller (and with any Affiliate of Seller for which said employee is entitled to service credit under Seller's Severance Policy).

          (iii) Not later than 15 days after the later of (A) December 31, 1996 and (B) the date on which the last Group II Employee is terminated by the Seller, the Seller shall pay to the Buyer the excess, if any, of the amount of Buyer's Severance Contribution over the amount of Severance Liability actually accrued by the Seller in connection with the Group I and Group II Employees.

          (iv) Seller agrees to issue and deliver, subject (in part) to vesting over a period in excess of one year, Warrants for 120,000 shares of Common Stock at an exercise price equal to $0.01 per share to be used solely as incentive compensation for the hiring and retention of the operations manager, the technical manager and the general manager for the Business to be operated by Buyer after the Closing Date. In the event any of such Warrants shall revert to the Buyer during the first year after the Closing

Date because the operations manager, technical manager or general manager of the Business (as operated by the Buyer) shall cease to be employed in such capacity prior to the date such employee's warrants are fully vested, the Buyer may use such warrants solely for the purpose of hiring and retaining a replacement for such employee.

     (i) Accounting Support. From and after the Closing Date, the Seller shall provide, during reasonable business hours and upon reasonably notice, reasonable access to personnel and records of the Seller actually related to the conduct of the Business by the Seller.

     (j) Cooperation with Existing Agreements of Seller. From and after the Closing Date, Buyer agrees to conduct its business and act in a manner that will comply with the obligations of Seller as if Buyer were the named party therein in those agreements of Seller set forth under the heading of "Restrictions" on
Section 1 of the Disclosure Schedule (except that Buyer shall not be responsible for Seller's conduct).

8.   Remedies for Breaches of This Agreement.

     (a) Survival of Representations and Warranties. All of the representations and warranties of the Buyer or Seller contained in this Agreement shall survive the Closing and shall continue in full force and effect for a period of one year following the Closing Date.

     (b) Indemnification Provisions for Benefit of the Buyer.

Subject to the provisions of Section 8(d) and (e), the Seller agrees to indemnify the Buyer and its Affiliates from and against any Adverse Consequences the Buyer and its Affiliates may suffer resulting from, arising out of or caused by:

          (A) any breach by Seller of any representation, warranty or covenant contained herein, or any third party allegation which, if true, would mean the Seller has breached any representation, warranty or covenant contained herein;

          (B) any Excluded Liability, including any Environmental Liability, including Liability (other than an Assumed Liability) arising out of the operation of the Business by the Seller prior to the Closing; or

          (C) any Liability of the Buyer arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability) arising out of the purchase and sale of the Acquired Assets and the assignment of the Assigned Assets contemplated hereby and which is not an Assumed Liability.

     (c) Indemnification Provisions for Benefit of the Seller.
Subject to the provisions of Section 8(d) and (e), the Buyer agrees to indemnify the Seller and its Affiliates from and against any

Adverse Consequences the Seller and its Affiliates may suffer resulting from, arising out of, or caused by (A) any breach by Buyer of any representation, warranty or covenant contained herein, or any third party allegation which, if true, would mean the Buyer has breached any representation, warranty or covenant contained herein, (B) any Assumed Liability and (C) any Liability (other than an Excluded Liability) arising out of the operation of the Business by the Buyer or any successor to the Buyer from and after the Closing.

     (d)  Notice Provisions

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, or caused by the Third Party Claim and (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the

Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

     (e) Limitation on Indemnification.  Notwithstanding the provisions of this
Section 8 and any other provisions of this Agreement, neither the Seller nor the Buyer shall have any liability for any Adverse Consequences by virtue of breach of representation or warranty under Section 8(b)(A) or 8(c)(A), as appropriate, until and except to the extent the cumulative amount of any such Adverse Consequences exceeds Fifty Thousand Dollars ($50,000). In no event shall the aggregate liability of the Seller or the Buyer for indemnification by virtue of breach of representation or warranty under Section 8(b)(A) or 8(c)(A), as appropriate, exceed Seven Hundred and Fifty Thousand Dollars ($750,000).

     (f) Equitable Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of specific performance or other equitable remedies available to a Party.

9.   Termination.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event (A) the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 28, 1996 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 28, 1996, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement); and

          (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if (A) the Buyer shall not have delivered to Seller on or before June 7, 1996 evidence of equity financing of at least $4 million from private investors to be invested no later than the Closing; (B) the Buyer shall not have delivered to Seller on or before June 7, 1996 either (x) a binding commitment from CII to convert the Debenture into Buyer Common Stock at the Closing, or (y) a binding commitment from CII to convert the Debenture into a combination of Buyer Common Stock and Series H Preferred Stock and a binding commitment from holders of the Buyer's Series G
                ---
Preferred Stock to convert into Buyer Common Stock shares of said Series G Preferred Stock having an aggregate liquidation value equal to not less than the amount of the Debenture being converted into Buyer's Series H Preferred Stock on the terms described in Section 6(a)(viii); or (C) the Buyer shall not have delivered to Seller on or before June 15, 1996 a bank commitment letter for the Debt Financing as described in Section 6(a)(vii).

     (b) Effect of Termination. If either Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of either Party to the other Party (except for any Liability of a Party then in breach).

10.  Miscellaneous.

     (a) Press Releases and Public Announcements; Securities Laws. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance written approval of the form and substance thereof by the Seller and the Buyer. The Parties agree that (i) upon execution of this Agreement, the Buyer will issue a press release in the form attached as EXHIBIT M and (ii) the Seller shall issue an internal Raychem release, upon fax receipt of confirmation by Buyer of the issuance of the Press Release attached as EXHIBIT M. Notwithstanding the foregoing, the Parties acknowledges that neither Party shall be required to obtain the prior written consent of the other Party in connection with: (a) the filing by such Party of a statement or report with the Securities and Exchange Commission (the "Commission") which discloses any or all of the terms of this Agreement or the transactions contemplated hereby; or (b) the release for dissemination by the financial wire services of any press release required by applicable law or the rules of the New York Stock Exchange in the case of the Seller, and the National Association of Securities Dealers in the case of the Buyer; provided, however, that the Parties agree that they shall: (x) submit any such statement or report (in each case, if and only to the extent that it relates to the proposed transaction) and such press releases to the other Party for its review prior to its filing or release for dissemination, as the case may be; (y) provide the other Party with a reasonable opportunity to comment on any such statement or report (in each case, if and only to the extent that it relates to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby) and such press release; and
(z) consider in good faith any comments that the other Party may have with respect to any such statement or report (in each case, if and only to the extent that it relates to this Agreement or the transactions contemplated hereby or thereby) and such press release; provided, further, that any final determination with respect to the form or content of any such statement, report or press release shall be within the absolute discretion of the Party making such dissemination. The Parties intend to issue a press release upon signing this Agreement.

     (b) No Third-Party Beneficiaries. Except as provided in Section 8 of this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement and the Ancillary Agreements (including the Disclosure Schedule and the Schedules and Exhibits hereto and thereto) and the Nondisclosure Agreement previously entered into by the Parties constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. For purposes of the foregoing sentence, an event after which those Persons who were the beneficial owners of a Party immediately prior to such event beneficially own less than a majority of a Party immediately after such event shall be deemed to constitute an assignment. Notwithstanding the foregoing, without the consent of the Seller, the Buyer may collaterally assign this Agreement (but not any of the Ancillary Agreements) to the principal lender in the Debt Financing, which collateral assignment shall be personal to, and nonassignable by, such principal lender.

     (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (A) seven business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (B) one Business Day after being sent for "next day delivery" by a recognized courier service, in each case addressed to the intended recipient as set forth below:

If to the Seller:             Copy (which shall not constitute notice) to:

Raychem Corporation           Heller Ehrman White & McAuliffe
300 Constitution Drive        525 University Avenue
Menlo Park, California 94025  Palo Alto, California  94301-1900
Attn: Legal Department        Attn: Sarah O'Dowd, Esq.
Telecopier: (415) 361-5623    Telecopier: (415) 324-0638


If to the Buyer:              Copy (which shall not constitute notice) to:

Memry Corporation             Finn Dixon & Herling
57 Commerce Drive             One Landmark Square
Brookfield, Connecticut       Stamford, Connecticut  06901
Attn:  James, G. Binch        Attn:  David I. Albin, Esq.
       President              Telecopier: (203) 348-5777
Telecopier: (203) 740-2503

     Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopier, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.
Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) Expenses. Each of the Buyer and the Seller shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the representation to which the exception applies with reasonable particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself, or unless the exception is otherwise manifest from the document). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If either Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n)  Dispute Resolution.

          (i) Senior Officers. Any claim or dispute between the Seller and the Buyer, arising out of or in connection with this

Agreement or any Ancillary Agreement or in connection with the transactions contemplated hereby or thereby or any alleged breach hereof or thereof (a "Claim") shall be submitted for resolution to the President of Buyer and the Division Manager, Electronics, of Seller, who shall meet within 20 days of such submission to seek in good faith an amicable settlement.

     (o) Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


                         MEMRY CORPORATION



                         By:/s/ James G. Binch
                            -------------------------------------
                              Name:  James G. Binch
                              Title: Chairman, President & CEO



                         RAYCHEM CORPORATION



                         By:/s/ A.F. Roake
                            -------------------------------------
                              Name:  A.F. Roake
                              Title: Vice President